Exhibit 10.1

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is dated as of January 11, 2013, by and among Sardar Biglari (“Licensor”) and Biglari Holdings Inc., an Indiana corporation (“Licensee”).

RECITALS

A.           Licensor is the owner of the right to use and license and/or sublicense the name and mark Biglari (either alone or in connection with other terms and/or designs) in connection with goods and services and in the public name of businesses providing such goods and services, including, without limitation, the names and marks listed and described in attached Schedule A (the “Licensed Marks”).

B.           Licensor and Licensee enter this relationship to facilitate the cooperative development and growth of the goodwill associated with the Licensed Marks.  Licensee recognizes and acknowledges that all goodwill associated with the Licensed Marks inures to the benefit of Licensor.

Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties have agreed as follows:

1.	License.

1.01
Licensor hereby grants to Licensee an exclusive license to use the Licensed Marks in association with the provision of investment services, franchising services, financial services, restaurant franchising (including business management assistance in the establishment and/or operating of restaurants), hospitality services, hotel management services, insurance services, restaurant services, retail and retail related services, real estate services and apparel (the products and services which are the subject of this Agreement are hereinafter referred to as the “Products” and the “Services”) throughout the world (the “Territory”), including any advertising and promotion associated therewith. Licensor, in its reasonable discretion, by written notice to Licensee, may add additional marks to Schedule A, and such marks shall be deemed to be Licensed Marks hereunder. The foregoing license granted in this Paragraph 1.01 shall hereinafter be known as the “Trademark License.”   This license is granted without warranties or assurances as to the registrability or availability of the Licensed Marks.

1.02
Licensee shall not have the right to assign, transfer, or devise any rights granted herein, except that Licensee shall have the right to grant sublicenses hereunder, with Licensor’s approval, such approval not to be unreasonably withheld or delayed.

1.03
Notwithstanding the foregoing, Licensee (and its permitted sublicensees) shall have the right to permit third parties to provide Services and produce and manufacture Products or the packaging thereof for Licensee consistent with the quality standards and other requirements of this Agreement for use in connection with activities encompassed within the scope of the Products and Services. Licensee (and its permitted sublicensees) will identify its Products and Services and manufacturers for the Products to Licensor upon request. Licensee agrees that any person or entity permitted to manufacture such Products shall be prohibited from manufacturing, producing, selling, distributing, or shipping Products other than to Licensee (or its permitted sublicensees). Licensee further agrees to enforce such prohibition at its own expense and upon reasonable demand by Licensor.

1.04
Any and all permitted sublicenses granted by Licensee shall be subject to the terms hereof and must reflect and contain all the restrictions, protections and provisions of this Agreement for the benefit of Licensor, and must be approved in advance in writing by Licensor, whose approval will not be unreasonably withheld or delayed.

1.05
Licensor retains the right to use and/or register his name, and variations thereof, as a trademark or service mark in all media fields, including, but not limited to, television, print publications, film, radio, personal appearances, public addresses and other types of media.

2.	License Term.

2.01
This Agreement shall be effective as of the date hereof, and shall continue for a period of twenty (20) years and continue thereafter for the duration of any Royalty Period in force pursuant to Section 3 or until otherwise earlier terminated under the provisions of this Agreement (the “Term”).

2.02
Upon (a) the expiration of the Term, (b) the death of Licensor, (c) the termination of Licensor’s employment by Licensee for Cause (as defined below); or (d) Licensor’s resignation from his employment with Licensee absent an Involuntary Termination Event (as defined below), in any of such events if this Agreement shall not have theretofore been terminated, the Licensed Marks for the Products and Services, together with the attendant goodwill, shall transfer from Licensor to Licensee without any compensation if Licensee is continuing to use the Licensed Marks in the ordinary course of its business; otherwise, all rights hereunder shall revert to Licensor.

3.	Royalty.

3.01	For the purposes of this Agreement, the following definitions shall be applicable:

(a)
“Cause” means (i) Licensor is convicted of a felony involving moral turpitude or (ii) Licensor is guilty of willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to Licensee.

(b)
“Change in Control” means (i) the consummation of a merger or consolidation of Licensee with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of Licensee immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of Licensee’s assets; (iii) the replacement of a majority of the Board of Directors of Licensee (the “Board”) over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved; (iv) any transaction as a result of which any person, other than Licensor or his affiliates, is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Licensee representing at least 50% of the total voting power represented by Licensee’s then outstanding voting securities.

(c)
“Involuntary Termination Event” means the occurrence of any of the following without Licensor’s prior written consent: (i) a material diminution in Licensor’s duties, or the assignment to Licensor of duties materially inconsistent with his authority, responsibilities and reporting requirements, including, without limitation, Licensor no longer having sole capital allocation authority; (ii) the failure of the Board or a committee thereof to nominate Licensor for election to the Board or to appoint him as Chairman of the Board and Chief Executive Officer of Licensee, (iii) Licensee or the Board requires Licensor to relocate his principal place of employment to a location other than San Antonio, Texas unless such relocation is temporary or the result of exigent circumstances; (iv) the failure of Licensee to obtain the assumption in writing of its obligations to perform the Amended and Restated Incentive Bonus Agreement, dated as of September 28, 2010, between Licensor and Licensee (as the same may be amended from time to time, the “Incentive Agreement”) by any successor to all or substantially all of the business or assets of Licensee not later than the effective date of such transaction; or (v) a material breach of the Incentive Agreement by Licensee.  In the event that Licensor elects to terminate his employment due to an Involuntary Termination Event, he shall notify Licensee in writing of the grounds for such termination within thirty (30) calendar days of the commencement of such condition and Licensee shall have thirty (30) calendar days from receipt of such notice to cure such condition.

(d)	“Pre-Royalty Period” means the length of the Term prior to the Triggering Event.

(e)
“Revenues” means all revenues received by Licensee, its subsidiaries and affiliates from (i) all Products bearing, and all Services associated with, a Licensed Mark (which shall include, without limitation, the use of a Licensed Mark in the public name of the business providing any Product or Service) (x) at any time prior to a Triggering Event, regardless of whether the Licensed Mark is used in connection with any such Products, Services or businesses following the Triggering Event, or (y) or at any time after a Triggering Event, and  (ii) all Products, Services and businesses that Licensee has specifically identified prior to a Triggering Event will bear, use or be associated with a Licensed Mark.

(f)
“Royalty Period” means (a) if Licensee or any of its subsidiaries or affiliates continues to use a Licensed Mark on any Product or in association with any Service, or continues to use “Biglari” as part of its corporate or public company name, following the date that is three months after a Triggering Event, then for such period of time equal to (i) the period of time during which Licensee or any of its subsidiaries or affiliates continues any such use, plus (ii) such period of time after Licensee, its subsidiaries and affiliates have ceased all uses of the Licensed Marks and “Biglari” as part of any of their corporate or public company names as shall be equal to the Pre-Royalty Period, plus (iii) three years after the expiration of the Pre-Royalty Period or (b) if Licensee, its subsidiaries and affiliates cease all uses of the Licensed Marks and “Biglari” as part of any of their corporate or public company names within three months after a Triggering Event, then for such period of time equal to the Pre-Royalty Period plus three years after the expiration of the Pre-Royalty Period; provided, that, notwithstanding the foregoing, in the case of either clause (a) or (b) above, the minimum Royalty Period shall be five years after the date of a Triggering Event.

(g)
“Triggering Event” means (a) a Change of Control of Licensee; (b) the termination of Licensor’s employment by Licensee without Cause; or (c) Licensor’s resignation from his employment with Licensee due to an Involuntary Termination Event.

3.02
Licensee shall be permitted to use the Licensed Marks as permitted hereunder without the payment of any royalty to Licensor unless and until one or more Triggering Events shall occur.  From and after the occurrence of a Triggering Event, Licensee shall pay to Licensor a royalty equal to two and one-half percent (2.5%) (the “Royalty”) of Revenues with respect to the Royalty Period.  Royalties shall be payable in quarterly installments on January 31, April 30, July 31 and October 31 for the immediately preceding calendar quarter in which Revenues are received by Licensee or any of its subsidiaries or affiliates.  All Royalties shall accrue upon collection by Licensee, its subsidiary or affiliate, or payment, whichever occurs first.  At the time each Royalty payment is due, Licensee will submit to Licensor complete and accurate royalty statements in a form supplied by or approved by Licensor from time to time, signed by an authorized officer of Licensee and certified by him/her as accurate indicating all of the following information by month: (a) the total Revenues during the period covered by such Royalty payment; and (b) computation of the amount of Royalty for said period.  Receipt or acceptance by Licensor of any statement furnished, or of any sums paid, by Licensee will not preclude Licensor from questioning their correctness at any time up to three (3) years after expiration or termination of this Agreement.  The obligation of Licensee to pay royalties hereunder is absolute notwithstanding any claim that Licensee may assert against Licensor and shall survive any termination of this Agreement that occurs after the occurrence of a Triggering Event and prior to the expiration of the Royalty Period.  Licensee will not have the right to set-off, compensate or make any deduction from such Royalty payments for any reason whatsoever.

3.03
Following the occurrence of a Triggering Event, nothing herein shall prevent Licensor from using, and the license granted hereunder shall become non-exclusive as to, the Licensed Marks in connection with any class of Products or Services as to which Licensee has ceased all bona fide uses of the Licensed Marks.  In addition, following a transfer of the Licensed Marks to Licensee pursuant to Section 2.02, Licensor is hereby granted a non-exclusive, royalty-free license to use the Licensed Marks on products and services that do not compete with those offered by Licensee or any of its subsidiaries or affiliates.

4.
Quality Control.  Without limiting any other provision of this Agreement, the terms of this Section 4 shall apply equally to Licensee and to all permitted sublicensees of Licensee, and the substance thereof must be contained in any proposed sublicense agreement.

4.01
Licensee agrees that the Products and Services covered by this Agreement will be of high quality and that such Products and Services will be provided, designed, manufactured, sold and distributed in full and complete compliance with all applicable laws. To this end, Licensee shall, upon Licensor’s written request, permit Licensor to inspect and approve the facilities and, upon Licensor’s written request, any and all merchandise or promotional Products (“Product Sample”) before manufacture or production, and any materials (whether in hard copy or electronic form) used in providing or promoting Services (“Service Sample”). Any Product Sample or Service Sample that contains any of the Licensed Marks submitted to Licensor shall be deemed approved unless Licensor disapproves the same in writing within thirty (30) days after receipt by Licensor. In the event that Licensor notifies Licensee in writing that it disapproves of any particular use of the Licensed Marks, whether or not it had been previously submitted to Licensor for approval or approved by Licensor, Licensee shall promptly phase out and cease such usage.

4.02
All promotional items and Products manufactured or assembled outside of the United States shall be marketed in accordance with prevailing U.S. Customs and Federal Trade Commission laws, rules and regulations and other applicable laws, rules and regulations.

4.03
Licensee acknowledges that providing substandard Services or Products would have an adverse effect upon the reputation of Licensor.   Accordingly, Licensee agrees not to offer Services or Products of less than the quality standards required hereunder.  In the event Licensor finds that any Products or Services are not of acceptable quality, he may, by notice to Licensee, require that Licensee improve such Products or Services or cease providing the same.

4.04
Licensor (directly or through its authorized agents) shall have the right to inspect any of the premises upon which the Services are being provided upon reasonable notice, at any time. If, at any time, Licensee fails to manufacture or produce any of the Products or provide any of the Services in conformity with the quality standards set forth herein, Licensor shall notify Licensee in writing of any such deficiency. Licensee shall have ten (10) days within which to cure such deficiency. If Licensee fails to cure any such failure, then Licensor may, at its option (a) cure the failure and charge Licensee for the expense of doing so, or (b) terminate this Agreement. In the event that the cure cannot be accomplished within ten (10) days, but Licensee has made a good faith effort to effect the cure, Licensor may extend the period to cure for a reasonable time, at Licensor’s sole and absolute discretion.

5.
Goodwill and Enforcement of Rights. All goodwill arising from the use of the Licensed Marks shall inure to the benefit of Licensor.   Without limiting the foregoing, Licensor shall have the sole and absolute right to defend and/or enforce rights in the Licensed Marks, including but not limited to seeking registration thereof and to bring any legal action against suspected infringers.  Licensee will cooperate reasonably with Licensor in any such action at Licensor’s expense.  At Licensee’s request, Licensor may, at its sole option and discretion, grant permission and authorize Licensee to defend and/or enforce rights in the Licensed Marks, in which case all costs of such action shall be borne by Licensee.  Should Licensor request that Licensee register or enforce any rights, Licensor shall reimburse Licensee for all costs of such action.

6.
Use of Licensed Marks. Without limiting any other provision of this Agreement, the terms of this Section 6 shall apply equally to Licensee and to all permitted sublicensees of Licensee, and the substance thereof must be contained in any proposed sublicense agreement.

6.01
Licensee shall comply, within a period not to exceed thirty (30) days, with the conditions set forth by Licensor, in writing, from time to time, with respect to the nature, style, appearance and manner of use of the Licensed Marks. Licensee may not make any use of the Licensed Marks that is not in compliance with this Agreement, unless Licensee obtains the prior written permission of Licensor. Licensor may, at its option, require that Licensee, at Licensee’s cost, place a notice or notices acceptable to Licensor of Licensor’s registration of the Licensed Marks.

6.02
Upon Licensor’s written request, Licensee shall provide Licensor, for prior approval, copies of all advertising, promotional, public relations and marketing materials containing any of the Licensed Marks (“Marketing Materials”) prior to printing, publishing or distribution. Licensor shall not unreasonably withhold approval of such Marketing Materials, and any disapproval shall specify the basis for such disapproval. In the event that Licensor does not approve or disapprove of such use within thirty (30) days of receipt, the use shall be deemed to be approved. In the event that Licensor notifies Licensee in writing that it disapproves of any particular Marketing Materials, whether or not they had been previously submitted to Licensor for approval or approved by Licensor, Licensee shall promptly phase out and cease such usage.

6.03
Licensee agrees not to use any of the Licensed Marks in connection with any other trademark or service mark not owned by Licensor without the express written permission of Licensor. If the foregoing is permitted by Licensor, any combined or composite trademark shall be jointly owned by Licensor and Licensee or its affiliate.

6.04
Licensor has approved the overall “look and feel” of Licensee’s website and Licensee’s use of the Licensed Marks in connection therewith.  Licensee shall be allowed to alter or amend its website in the normal course of business.  Should Licensee wish to change the overall “look and feel” of the website, or the manner in which the Licensed Marks are used in connection therewith, or if Licensee wishes to use the Licensed Marks in connection with any additional websites, Licensee shall submit the same to Licensor for Licensor’s prior approval.

7.	Termination.

7.01
Failure to comply with any term hereof shall constitute a breach of this Agreement. Upon any breach, the non-breaching party shall provide written notice to the breaching party, describing the nature of the breach. The breaching party shall have ten (10) days within which to cure the breach. If the breach is not cured within that period of time, the non-breaching party may elect to terminate this Agreement, except as otherwise provided in Section 4.04. Termination of the Agreement is effective upon receipt by the breaching party of the written notice of termination.

7.02
Licensor may terminate this Agreement: (a) if any approved third party sublicensee or any third party manufacturer permitted under Section 1.03 of this Agreement breaches any of the terms of this Agreement and fails to cure the breach within ten (10) days after notice from Licensor; or (b) if Licensee or any approved third party sublicensee (i) becomes insolvent, (ii) files a voluntary petition commencing any bankruptcy, reorganization, dissolution, liquidation or similar proceedings against it or (iii) has filed against it any involuntary bankruptcy, reorganization, dissolution, liquidation or similar proceedings that are not dismissed within sixty (60) days.

7.03
Within six (6) months following the expiration or termination of this Agreement, Licensee (and any sublicensees) must cease using the Licensed Marks and at Licensor’s sole option shall destroy or allow Licensor to pick up all printed matter, tangible matter, and Product bearing any of the Licensed Marks.

8.
Indemnification and Insurance. Without limiting any other provision of this Agreement, the terms of this Section 8 shall apply equally to Licensee and to all permitted sublicensees of Licensee, and the substance thereof must be contained in any proposed sublicense agreement.

8.01
Licensee agrees to obtain, or cause to be obtained during the Term of this Agreement, insurance which provides personal injury and property damage and product liability coverage for any and all claims, suits, losses and damages arising out of any Licensee’s use of the Licensed Marks or Licensee’s association in any way with any Licensed Mark(s), including but not limited to the operation of any Licensee business premises or facilities, the provision of any Services, and/or the sale of any Products, including coverage for any claims, suits, losses or damages arising out of negligence concerning the provision of any Services or the design, manufacture, distribution or sale of any Products, from an insurance company, acceptable to Licensor, providing coverage and defense. The coverage for each occurrence shall be at least Five (5) Million ($5,000,000) Dollars with the deductible or self-insurance retention not greater than $100,000 or in such other amounts as Licensor may advise Licensee. Licensee shall maintain or cause to be maintained public policy coverage during the term of this Agreement. Licensor shall be named as an additional insured and shall receive notice of any cancellation of insurance from the insurance carrier not less than thirty (30) days prior to the effective date of such cancellation.

8.02
Licensee shall defend, indemnify and hold Licensor harmless from and against any and all demands, claims, losses, damages, fines, assessments, costs, and liability by reason of premise liability or Product defect or negligent design or manufacture by or for Licensee, or failure to comply with any applicable law or regulation, or arising in any way from Licensee’s operation of Licensee’s business or its provision of any Products or Services.

9.
Notices. Except as otherwise set forth herein, any notices, statements or payments required to be made or given under this Agreement shall be hand delivered or sent via overnight courier, to the following persons and addresses which may change or be modified at any time in writing by the receiving parties.

To Licensee:

Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257
Attention:  Bruce Lewis, Controller

To Licensor:

Sardar Biglari
c/o Biglari Holdings Inc.
17802 IH 10 West, Suite 400
San Antonio, Texas 78257

10.	Miscellaneous.

10.01
Each of the parties represents and warrants to the other that he has, or its own officer or other duly authorized representative executing this Agreement has, the full right, power and authority to do so on his or its behalf.

10.02
This Agreement shall be construed without regard to the rule of presumption requiring construction against the party who drafted the agreement, or caused it to be drafted. Neither party shall be deemed to be the drafting party. The parties hereto shall, and they hereby do, waive trial by jury with respect to any action brought by a party hereto against the other party or to any other matter arising out of or in any way connected with the Licensed Marks.

10.03
The parties agree that they have each read and understand this Agreement; they understand its content and meaning; and they have executed it of their own free will in accordance with their own judgment, after having the opportunity to obtain the advice of counsel and having actually received the advice of counsel. The parties acknowledge that they have not been coerced, influenced or induced to execute this Agreement by any improper action.

10.04
To facilitate the execution of this Agreement by the parties, the parties may execute it in counterparts, and the signature transmitted by facsimile or other electronic means shall have the same force and effect as the original signature.

10.05
This Agreement shall be subject to, governed by and construed according to the laws of the State of Texas, or, where applicable, United States federal law, without regard to principles of conflicts of laws. Any dispute regarding or relating to this Agreement shall be exclusively adjudicated in a court of competent jurisdiction in the County of Bexar, State of Texas, and both parties consent and waive any objection to such jurisdiction.

10.06
No term or provision hereof shall be construed to be waived by either party, and no breach excused by either party, unless such waiver or consent is in writing, signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by either party. This Agreement may not be amended except by a written instrument signed by the parties.

10.07
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements unless otherwise provided. Each party acknowledges and agrees by executing this Agreement that it is not relying upon any representation or promise whatsoever that is not contained herein and that any such representation or promise is acknowledged to be immaterial. Accordingly, each party to this Agreement waives the defense or claims of fraud in inducement or mistake of law or fact to any claim arising out of, based on, or related to this Agreement, except with respect to the express representations set forth in this Agreement.

10.08	The provisions of Sections 8 shall survive and remain in force after expiration or termination of this Agreement.

10.09	This Agreement shall be binding upon and inure to the benefit of each party’s heirs, successors, and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

LICENSOR:

/s/ Sardar Biglari
Sardar Biglari

LICENSEE:

Biglari Holdings Inc., an Indiana Corporation

	By:	/s/ Bruce Lewis
		Name:	Bruce Lewis
		Title:	Controller

SCHEDULE A

Biglari

Biglari Holdings